Exhibit 99.1

Macy's Inc. CONTACT: Jim Sluzewski (513) 579-7764 Jim.Sluzewski@macys.com

DESTINATION MATERNITY CORPORATION

CONTACT:

Judd P. Tirnauer

Senior Vice President & Chief Financial Officer

(215) 873-2278

For Immediate Release

DESTINATION MATERNITY® AND MACY'S
AGREE TO SIGNIFICANT EXPANSION OF RELATIONSHIP
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Motherhood Maternity® and A Pea in the Pod® branded maternity apparel will be available in over 615 Macy's locations by the end of February 2011.

Philadelphia, PA, June 28, 2010 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, and Macy's Inc., one of the premier retailers in the United States, today announced the expansion of their maternity apparel leased department relationship. By the end of February 2011, moms-to-be will be able to find the quality, style and value they have come to expect from Destination Maternity at over 615 Macy's department stores throughout the United States. Currently Destination Maternity operates leased departments in 113 Macy's locations in the United States, typically carrying a mix of Motherhood Maternity® and A Pea in the Pod® branded merchandise.

Destination Maternity produced merchandise will be the exclusive maternity and nursing apparel offered in Macy's locations. Destination Maternity leased departments within Macy's typically carry a combination of Motherhood Maternity branded merchandise and A Pea in the Pod branded merchandise and, consistent with My Macy's localization approach, product assortments will be tailored to each store location. With quality fashion and a broad assortment specially designed to complement the pregnant silhouette, and at price points ranging from $7.50 to over $200, Destination Maternity operated leased departments in Macy's have something for every mom-to-be.

Ed Krell, Chief Executive Officer of Destination Maternity, commented "We are delighted to expand our relationship with Macy's under an exclusive multi-year arrangement that is a win for Destination Maternity, Macy's and moms-to-be throughout the United States. Our relationship with Macy's, which dates back nearly 20 years, allows us to bring our knowledge as the maternity apparel fashion experts to a broader customer base, while providing us exclusive access to Macy's shoppers. This expansion serves to deepen our position as the leading maternity apparel retailer in the world."

"We are very pleased that A Pea in the Pod and Motherhood Maternity will be the exclusive brands offered in our maternity collection," said Jeff Gennette, Macy's Chief Merchandising Officer. "Both brands are recognized for their style and quality, which are important to our customer. With this expansion, we are able to offer expectant moms across the country merchandise that is fresh and fashionable."

After giving effect to the Macy's expansion, Destination Maternity produced apparel will be available in more than 3,200 locations in the United States and Canada, including approximately 700 company-operated stores, approximately 1,500 leased department locations, and more than 1,000 licensed locations.

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About Macy's Inc.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2009 sales of $23.5 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com and bloomingdales.com. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

About Destination Maternity Corporation

Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of May 31, 2010, Destination Maternity operates 1,684 retail locations, including 705 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has entered into exclusive store franchise and product supply relationships in India and the Middle East.

Destination Maternity Corporation (the "Company") cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding leased department expansion and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully implement our merchandise brand and retail nameplate restructuring, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, anticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, goodwill impairment charges, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.